EXHIBIT 10.1

SEPARATION, RELEASE AND CONSULTING AGREEMENT

AMCORE Financial, Inc. (the "Company") and Kenneth E. Edge ("Executive") enter into this Separation, Release and Consulting Agreement (this "Agreement"), which was signed by Executive on the 22nd day of February, 2008 and is effective on the 1st day of March, 2008 (the eighth day after the date signed by Executive).

WITNESSETH:

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer;

WHEREAS, Executive and the Company have agreed that Executive will resign from his position as the Company's Chief Executive Officer on February 22, 2008, but remain an employee and the Chairman of the Board of the Company until immediately prior to the 2008 Annual Meeting of the Company's stockholders on May 6, 2008; and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive's employment with the Company and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

Section 1. Executive hereby resigns from his position as Chief Executive Officer and from all appointments he holds with the Company and its affiliates, effective as of February 22, 2008, except that he will remain the Chairman of the Board of the Company and continue to perform substantially all acts necessary or advisable to fulfill the duties and responsibilities of his position as Chairman of the Board until his resignation therefrom immediately prior to the 2008 Annual Meeting of the Company's stockholders on May 6, 2008. Executive understands and agrees that his employment with the Company will continue until the close of business on May 6, 2008 (the "Termination Date"). After the Termination Date, Executive is no longer required to perform any services for the Company except as set forth in Section 3 hereof, and is thus no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company, unless specifically authorized herein or directed by an executive officer of the Company.

Section 2. The Company hereby agrees to continue to provide Executive with his current base salary and benefits during the period from the date hereof until the Termination Date and to pay Executive his current base salary for the period from the Termination Date through February 22, 2009 (the "Salary Continuation Period"), through the normal payroll process of bi-weekly payments (collectively, the "Salary Continuation Payments"), less all applicable withholding taxes and other customary payroll deductions. The Salary Continuation Payments will commence on the first payroll date following the Termination Date. In the event of the Executive’s death prior to February 22, 2009, the Salary Continuation Payments shall continue to be paid to Executive's spouse and, except to the extent benefits contemplated herein are expressly provided by their terms to heirs and beneficiaries, the Company shall have no further obligations to Executive’s heirs or beneficiaries under this Agreement.

Section 3. In consideration for the Salary Continuation Payments, the Company hereby engages Executive as a consultant and advisor with respect to its banking businesses and their operations for the compensation hereinafter set forth, and Executive hereby accepts this engagement for such compensation. Executive's engagement under this paragraph shall commence on the first business day following the Termination Date, and shall terminate on February 22, 2009 (the "Consulting Period"). Upon reasonable request, Executive shall advise the Company and its subsidiaries with respect to their businesses and operations within the general areas of his knowledge and shall remain available for such reasonable consulting, advisory services and such other assignments as may reasonably be requested from time to time and agreed to by Executive, which agreement shall not be unreasonably withheld. Executive shall perform his duties in such manner, at such times and at such places as the Company may reasonably request and Executive agrees, which agreement shall not be unreasonably withheld. In no event shall Executive be required to devote more than 300 hours to the performance of such consulting services; provided, however that such consulting services shall be scheduled so that they will not interfere with other employment of Executive during normal business hours. The Company shall reimburse Executive for all reasonable expenses, including travel expenses, necessarily incurred by him in the performance of his obligations under this paragraph; provided, however, that (a) Executive shall submit to the Company appropriate documentation for such expenses within 30 days after the end of the month in which such expense has been incurred and that (b) the Company shall have approved the expenditure of any expense exceeding $250 prior to the incurrence of such expense. The parties agree that, insofar as this paragraph is applicable, Executive shall at all times be an independent contractor and not an agent, employee or representative of the Company or its subsidiaries and that he shall have no power under this Agreement to bind or obligate the Company or its subsidiaries in any way whatsoever.

Section 4. Executive acknowledges and agrees that other than as specifically set forth in this Agreement, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts, if any, of accrued or unused but earned vacation time or vacation pay from the Company or any of its affiliates), unpaid bonus, and severance, and following the Termination Date, except as expressly provided herein, he will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, whether currently existing or not, including without limitation, the AMCORE Financial Security Plan (the "Security Plan"), the AMCORE Financial, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), stock purchase plans, travel accident insurance, personal accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance; provided, however, that nothing herein shall limit Executive's ability to convert the Executive's long-term disability coverage into long-term care coverage at his cost pursuant to the terms of such plan or to continue life insurance coverage for Executive and his spouse pursuant to the terms of such plans at his cost. Executive also acknowledges and agrees that no provision in this Agreement shall limit the authority of the Company, including but not limited to a committee or administrator of the Company, to interpret the terms and conditions of the Company's benefit plans and policies.

Section 5. The Company also hereby acknowledges and agrees that Executive shall continue to participate in the Company's 2008 Annual Incentive Plan through the Termination Date, and that any bonus for the 2008 fiscal year shall be prorated for the period January 1, 2008 through the Termination Date based upon the Company's performance during the 2008 year. Following the Termination Date, Executive shall be eligible to receive any payments owed, if any, as a result of the performance awards granted on January 1, 2006 under the Company's 2005 Stock Award and Incentive Plan.

Section 6. The Company hereby acknowledges and agrees that Executive shall continue to participate in the Amcore Stock Option Advantage Plan, Security Plan, the Deferred Compensation Plan and the AMCORE Financial, Inc. Supplemental Executive Retirement Plan (the "SERP") through the Termination Date. Executive's interest in the Security Plan and Deferred Compensation Plan, including but not limited to the amount and timing of distributions under each plan, shall be made in accordance with the terms and conditions of each such plan, as such plans are in effect from time to time. Executive's benefit under the SERP shall be determined in accordance with the terms and conditions of the SERP except for the following express modifications:

(a) Executive shall be eligible to receive benefits payable under the SERP as of the first of the month following the Termination Date;

(b) The assumed interest rate that shall be used to calculate Executive's retirement benefit in accordance with Section 4.2(a) of the SERP shall be six percent; and

(c) The amount of benefits payable under the SERP will be computed in accordance with the early retirement methodology recently adopted by the Compensation Committee of the Board of Directors, including a reduction on account of Early Retirement (as defined in the SERP) amounting to 5% for each year (prorated for partial years) by which Executive's Early Retirement precedes Executive's Normal Retirement Date (as defined in the SERP).

Section 7. To the extent unvested, all of Executive's options to acquire shares of the Company's common stock ("Common Stock") under the Amcore Financial, Inc. 1995 Stock Option Incentive Plan and Amcore Financial, Inc. 2000 Stock Option Incentive Plan shall fully vest and become exercisable as of the Termination Date and all options under such plans may be exercised until the earlier of (i) the third anniversary of the Termination Date or (ii) the expiration of the term of each specific option as set forth in Executive's applicable option agreements, and shall thereafter terminate to the extent not previously exercised. Notwithstanding anything to the contrary in any specific option agreement, to the extent unvested, all of Executive's options to acquire Common Stock under the Amcore Financial, Inc. 2005 Stock Award and Incentive Plan shall continue to vest at the stated rate in the related option agreements and all options under such plan shall be exercisable until the stated expiration of the option. To the extent there are restrictions on any award of restricted Common Stock to Executive as listed on Exhibit A, such restrictions shall lapse as of the Termination Date. The parties acknowledge and agree that the options and restricted stock as listed on Exhibit A comprise all of the options to acquire Common Stock and restricted Common Stock held by Executive as of the date hereof.

Section 8. The Company shall provide Executive and his current spouse, at no cost to Executive or his current spouse, with medical and dental benefits, which are substantially similar to those offered to similarly situated active employees of the Company, until the earlier of (i) the date in which Executive obtains age 65 or (a) the date in which Executive obtains other full-time employment with an employer which provides health insurance coverage and Executive becomes a participant therein. In connection with the provision of such continued medical and dental benefits to Executive by the Company, if requested by the Company, Executive shall elect to continue his participation (and if applicable, his spouse) in the Company's group health (medical and dental) insurance benefit plan presently available to the Company’s executives pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). In the event of Executive's death prior to age 65, such health insurance continuation to Executive and his spouse shall cease upon Executive's death and the Company shall have no further obligations to Executive's heirs or beneficiaries with respect to the benefits provided in this Section 8, except that any qualified beneficiary of Executive may elect COBRA coverage, at the qualified beneficiary's expense, to the extent the Company is required to offer such coverage to such qualified beneficiary under COBRA. In accordance with the policies and procedures of the Company, at age 65, Executive may purchase, at Executive's sole expense, supplemental health insurance coverage by the Company, at the same rate offered to retirees of the Company.

Section 9. In accordance with Section 5(a)(iii) of the Executive Insurance Agreement, by and between the Company and Executive, dated as of August 10, 1998 (the “Insurance Agreement”), Executive hereby acknowledges and agrees that the Insurance Agreement shall terminate as of the Termination Date, and that Executive has no interest or right with respect to the Policy (as defined under the Insurance Agreement) as of the Termination Date.

Section 10. The Company shall transfer to the Executive ownership of the automobile that was regularly used by Executive to perform his duties as Chief Executive Officer of the Company.

Section 11. The Company shall indemnify, in accordance with and to the fullest extent permitted by applicable law, statutes and regulations as they may exist from time to time, Executive if he becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Claim"), by reason of the fact that he was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation (including but not limited to a subsidiary or affiliate of the Company), partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. Expenses of Executive incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company as they are incurred upon receipt of an undertaking by or on behalf of Executive to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The Company's obligations described in the paragraph shall continue for a period of not less than five (5) years after the Termination Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such claim.

Section 12. At all times after the Termination Date, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company. Executive has returned or will immediately return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Executive has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

Section 13. From the date Executive signs this Agreement until the first anniversary of the end of the Consulting Period,

(a) Executive will not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any employee of the Company or its affiliates or any person employed by the Company or its affiliates for the purpose of being hired by Executive or any other person; and

(b) Executive will not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any person or entity who is known to Executive to be or have been a customer or supplier of the Company within the two-year period immediately preceding the Termination Date to terminate his, her or its relationship with the Company or initiate or expand his, her or its relationship with a competitor of the Company.

Section 14. Unless waived in writing by the Company, from the date Executive signs this Agreement until the first anniversary of the end of the Consulting Period, Executive will not directly or indirectly engage in, invest in, participate in the management (with or without pay) of, or act as a consultant (with or without pay) for or employee of, any business operation of any enterprise if such operation or business significantly competes with the business of the Company in, and has an office in, the area within one hundred fifty (150) miles of the Company's current executive offices in Rockford, Illinois.

Section 15. At all times after the date Executive signs this Agreement, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person.

Section 16.

(a) In consideration for the payments and benefits provided herein, Executive, on behalf of himself, his heirs, executors, administrators, assigns, affiliates and agents do hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the "Amcore Released Parties") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date that Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the Amcore Released Parties. Executive acknowledges that, in exchange for this release, the Company is providing Executive with a total consideration, financial and otherwise, which exceeds what Executive would have received had Executive not given this release.

(b) Except to the extent that such waiver is precluded by law, order, or regulation, the Executive further agrees forever that he will not file, initiate, or cause to be filed or initiated, any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall he participate, assist or cooperate in any claim, charge, suit, grievance, complaint, action or proceeding regarding any of the Amcore Released Parties, whether before a court or administrative agency or otherwise. Furthermore, Executive agrees that he will waive the right to seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by him under this Agreement. If Executive is identified in any action related in any way to the matters released or waiver herein, he agrees that he shall permanently opt out of the class at the first available opportunity.

(c) By executing this Agreement, Executive is waiving all claims against the Amcore Released Parties arising under federal, state and local labor and anti-discrimination laws and any other restriction on the right to terminate employment, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Illinois Human Rights Act, all as amended.

(d) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE AMCORE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 ("ADEA"). EXECUTIVE FURTHER AGREES: (i) THAT EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (ii) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (iii) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EMPLOYEE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (iv) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (v) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE OF HIS RIGHTS UNDER ADEA, ALTHOUGH HE MAY SIGN THIS AGREEMENT SOONER IF HE SO DESIRES; (vi) THAT EXECUTIVE REALIZES THAT HE HAS SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED; AND (vii) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

(e) In consideration for the releases and other commitments provided herein by Executive, the Company, on behalf of itself, its present, past and future shareholders, directors, and officers, and its subsidiaries, affiliates, successors, assigns, and agents, does hereby knowingly and voluntarily release, acquit and forever discharge Executive, his heirs, executors, administrators, assigns, affiliates and agents, from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date that Executive signs this Agreement, exists, have existed or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with and/or actions taken on behalf of, the Company or its affiliates or subsidiaries which the Company, any of its present, past and future shareholders, directors, or officers, or any of its subsidiaries, affiliates, successors, assigns or agents ever had, now has or at any time hereafter may have, own or hold against Executive, his heirs, executors, administrators, assigns, affiliates or agents; provided, however, that notwithstanding the foregoing, the release set forth herein shall not apply to, and shall have no effect with respect to, claims, liabilities, damages, actions, costs, losses and expenses arising out of Executive's actions which are finally determined by a court of competent jurisdiction to have been a felony violation of criminal law directed against the Company.

Section 17. Executive represents to the Company that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

Section 18. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive's attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

Section 19. Except for the provisions of Section 11 relating to indemnification which shall be governed by Nevada law, this Agreement will be governed by and construed and enforced under the laws of the State of Illinois, without regard to its conflict of laws rules. Except for any action brought by the Company to specifically enforce the provisions of this Agreement, any proceeding relating to this Agreement shall be brought in a state or federal court located in Winnebago County, Illinois. The Company and Executive hereby consent to personal jurisdiction in any such action and to service of process by mail at the addresses set forth herein and waive any objection to venue in any such Illinois court.

Section 20. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

Each party acknowledges and agrees that the other party will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of any provision of this Agreement and therefore agrees that, in the event of an actual or threatened breach or violation of such provisions, the other party shall be awarded injunctive relief in a court of appropriate jurisdiction to prohibit or remedy any such violation or breach or threatened violation or breach, without the necessity of posting any bond or security, and such right to injunctive relief shall be in addition to any other right or remedy available to the other party.

Section 21. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Kenneth E. Edge
12256 Leighton Drive
Caledonia, IL 61011

with a copy to:

Richard W. Burke, Sr.
Burke Warren MacKay & Serritella PC
330 N. Wabash Avenue, Suite 2200
Chicago, IL 60611-3607

To the Company at:

AMCORE Financial, Inc.
501 Seventh Street
Rockford, Illinois 61104
Attention: James Waddell

with a copy to:

William R. Kunkel
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606

Section 22. This Agreement sets forth the entire agreement between the parties hereto and may not be changed without the written consent of the parties. This Agreement supersedes all prior agreements, understandings and proposals, whether oral or written, by either party or by any officer, employee or representative of either party hereto. The parties may execute this Agreement in two or more counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument. Executive also acknowledges and agrees that Executive's Amended and Restated Transitional Compensation Agreement, dated as of November 1, 2007, shall terminate effective as of February 22, 2008, and thereafter shall be null and void.

Section 23. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise. In the event that a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to perform this Agreement, Executive shall be entitled to recover any legal fees and expenses incurred in enforcing this Agreement against such successor.

Section 24. The Company and Executive agree that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the parties released in Section 16 of any violation of any federal, state or local law, regulation, common law, breach of any contract or any other wrongdoing of any type.

Section 25. The Company will pay the reasonable legal expenses (as shown on appropriate documentation) incurred by Executive in connection with the negotiation and preparation of this Agreement up to $10,000.

Section 26. If any provision of this Agreement is deemed by the Federal Deposit Insurance Corporation or an appropriate federal banking agency to require a “golden parachute payment” or a “prohibited indemnification payment” under 12 C.F.R. part 359, then the effectiveness of such provision, and the Company's obligation to make any payment thereunder, shall be subject to regulatory approval. The Company and Executive will cooperate to use all reasonable efforts to obtain all necessary regulatory approvals as promptly as possible. Notwithstanding whether such approvals are obtained, all other provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the signing date set forth above.

AMCORE FINANCIAL, INC.

By:
Kenneth E. Edge		Name: Jack D. Ward
Title: Chairman of Compensation Committee of the Board of Directors

EXHIBIT A

Grant Date	Expiration Date	Plan ID	Number of Options Granted	Option Price	Number of Options Exercisable at 2/22/08
5/22/2007*	5/20/2008	1995	10,698	30.1350	10,698
5/9/2000	5/9/2010	2000	20,000	19.2815	5,000
5/16/2001	5/16/2011	2000	25,000	20.1500	25,000
1/10/2002	1/10/2009	2000	45,278	22.7050	45,278
5/15/2002	5/15/2009	2000	35,399	24.5050	35,399
5/7/2003	5/7/2010	2000	9,879	23.7750	9,879
5/7/2003	5/7/2010	2000	18,741	23.7750	18,741
5/9/2003	5/9/2010	2000	21,259	23.7600	21,259
6/16/2003*	5/9/2010	2000	12,966	23.8700	12,966
6/10/2004*	8/13/2009	1995	17,279	29.0000	17,279
1/20/2005	1/20/2015	2000	45,000	29.8900	45,000
1/23/2006	1/23/2016	2005	52,000	30.5950	34,667
1/25/2007	1/25/2017	2005	51,550	32.9400	12,887
2/7/2007	2/7/2017	2005	25,400	34.4900	6,350
1/24/2008	1/24/2018	2005	80,000	20.4200	0

* Reload date

•	Executive also has 2,627 shares of restricted stock which were issued on 1/3/2000 and which restrictions will lapse according to the agreement with respect thereto.